EXHIBIT 10.3
SEPARATION AGREEMENT
          This Separation Agreement (“Agreement”) is between Orion Energy Systems Ltd., a Wisconsin corporation (“Orion”) and Bruce Wadman (“Wadman”).
     1. Background. Wadman’s employment with Orion ended, effective February 19, 2007. Both Wadman and Orion desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. Wadman had an employment agreement that may provide for the receipt of severance under certain circumstances. Orion disputes that those circumstances exist, but is willing to provide the severance outlined in this Agreement in return for Wadman’s execution of this Agreement, it becoming effective (see paragraph 17), and his continued compliance with each of the covenants in this Agreement, including those regarding confidentiality, non-competition, and non-solicitation.
     2. Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 17), and Wadman honoring all of its terms, Orion will provide or deliver the following:
     a. Severance Pay. Six (6) months (the period of March 1, 2007 through August 31, 2007) of severance at his regular rate of pay in effect at February 19, 2007, less withholding and deductions. The severance (a total amount of $87,500.00 for the 6-month period, less withholding and deductions) shall be paid in one lump sum via wire transfer to Wadman’s account on the first business day after this Agreement becomes effective (see paragraph 17) and be allocated for purposes of unemployment compensation benefits to the week ending February 19, 2007. Orion agrees not to challenge Wadman’s eligibility for unemployment compensation benefits and further agrees to respond to any inquiry about any post-employment to Wadman by Orion with an explanation of the above-mentioned allocation.
     b. COBRA Coverage. If Wadman or any of his dependents who are qualified beneficiaries (within the meaning of Code Section 4980B and any regulations thereunder) elect COBRA continuation coverage under any group health plan maintained by Orion, Orion will make timely continuation coverage premium payments for six (6) months of COBRA continuation coverage (starting with the month of June, 2007 and continuing for the following five (5) successive months) for Wadman and/or his dependents, unless he and his dependents cease to be eligible for such coverage for any reason or he breaches any of the covenants contained in this Agreement. Such COBRA subsidies shall be reduced by Orion in its discretion to the extent any benefits of the same type are received by or made available to Wadman and/or any of his dependents during such 6-month period. Wadman shall report to Orion any benefits of the same type received by or made available to him and/or his dependents during such 6-month period.
     c. Stock Options. An amendment to that certain nonstatutory (non-qualified) Stock Option Agreement between Wadman and Orion dated May 11, 2005, which shall be delivered to Wadman on the date this Agreement becomes effective. Subject to the terms and conditions of the Stock Option Agreement, as amended, Wadman shall have the right to exercise and purchase forty thousand (40,000) shares of Common Stock of Orion at the exercise price of $2.25 per share, (i) twenty thousand (20,000) options of which shall be exercisable at any time between the effective date of this Agreement and the expiration of the “Stock Option Exercise Period” and (ii) twenty thousand (20,000) options of which shall be exercisable during a nine (9) month period commencing on June 30, 2009 and expiring on March 31, 2010 (the “Stock Option Exercise Period”).

     3. Acknowledgement. Wadman understands that the severance and benefits provided in paragraph 2 will not be paid or provided unless (a) he accepts this Agreement, (b) it becomes effective (see paragraph 17), and (c) he continues to comply with all of the applicable terms of this Agreement.
     4. Restrictive Covenants.
     a. Non-competition. Wadman agrees that, for a period of twenty (20) months after the effective date of this Agreement, he will not, on his own behalf or for another person or organization, provide services of the same nature that he provided while employed by Orion to any competitor of Orion (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services about which Wadman had confidential information or with which he worked (for purposes of sales or otherwise) in the last year of his employment with Orion) in the United States.
     b. No Solicitation. Wadman agrees that for a period of twenty (20) months after the effective date of this Agreement, he will not initiate contact in order to induce, solicit, or encourage a client or customer of Orion with whom Wadman had direct contact, during the 12-month period prior to the end of his employment, to purchase services or products from another similar to those services or products sold to the customer or client by Orion. Additionally, Wadman agrees that, for a twenty (20) month period after the date on which his employment ended, he will not initiate contact in order to induce, solicit, or encourage any person to leave Orion’s employ. Nothing in this paragraph is meant to, nor does it, prohibit an employee of Orion that is not a party to this Agreement from becoming employed by another organization or person.
     5. Release. Wadman understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 8, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Orion, its subsidiaries, and related companies, their employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. He understand that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any Orion policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Wisconsin Fair Employment Act and/or any state or local laws; any laws governing whistle blowing or retaliation, including but not limited to, the Sarbanes-Oxley Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses.
     6. Intentionally Left Blank
     7. No Disparagement. Wadman agrees not to make critical, negative or disparaging remarks about Orion, its services, its products, its employees, officers, directors, or agents to others. He also agrees not to disclose personal or private information about Orion or its employees, officers, directors, agents or clients. Orion similarly agrees not to make any negative or disparaging remarks about Wadman. Further, Orion agrees to provide in conjunction with and on Wadman’s behalf, a positive letter of reference in the form attached as Exhibit A on the first business day after this Agreement becomes effective (see paragraph 17) and positive verbal references. Notwithstanding the forgoing, nothing in this paragraph 7 shall apply to any statements made by either party in the context of any lawsuit or in response to any government inquiry.

     8. Claims Not Waived. Wadman understands that this Agreement does not waive any claims that he may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Orion that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Orion that provides health insurance continuation or conversion rights; or (d) any claim that by law cannot be released or waived.
     9. Government Cooperation. Nothing in this Agreement prohibits Wadman from cooperating with any government agency.
     10. Confidentiality/Non-Disclosure/Trade Secrets. Wadman agrees that Orion is a private corporation whose stock is not publicly held. Information about its financing (debt and equity), financial performance, stock valuation, capital structure, revenues, expenses, profits, ownership, investors, business strategies, financing strategies, sales and marketing strategies, management salaries and compensation, employees and employee benefits and relations, consultants and consultant relationships (both current and former), customers and customers relationships (both current and former), suppliers and supplier relationships (both current and former), products, services, engineering, research and development, manufacturing, computer systems and information technology, and other information marked or kept as confidential information is considered private and confidential by Orion (“Confidential Information”). Wadman further agrees to not use or disclose any Confidential Information without Orion’s prior written consent. Nothing in this provision is intended to, nor shall it, restrict Wadman from any employment opportunities or employment with another. Future employment restrictions are provided in paragraph 4.a. above. In addition, Wadman agrees that the existence and the terms of this Agreement are not to be disclosed to anyone other than his attorneys, tax advisors, or immediate family, except as required by law, and that whenever disclosure is made, Wadman will advise such persons to whom disclosure is provided that they may not disclose the existence or terms of this Agreement to others except as required by law. However, Wadman may be required to share the terms of the restrictive covenants (paragraphs 4.a. and 4.b. only) with a future employer as Orion requests or instructs, and in such case, such disclosure shall be permitted.
     Wadman agrees and understands that this Agreement does not reduce his obligations to comply with applicable laws relating to trade secrets.
11. Nonadmission. Wadman and Orion both acknowledge and agree that nothing in this Agreement is meant to suggest that Orion has violated any law or contract or that Wadman has any claim against Orion.
12. Voluntary Agreement. Wadman acknowledges and states that he has entered into this Agreement knowingly and voluntarily.
13. Consulting An Attorney. Wadman acknowledges that Orion has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement.
14. Obligation to Pay Attorney Fees and Costs. Each party understands and agrees that if such party (the “defaulting party”) violates the commitments or obligations made in this Agreement, then the other party (the “non-defaulting party”) may seek to recover any payments and/or benefits provided in this Agreement and that, except as provided in paragraph 15 with respect to Wadman, the defaulting party will be responsible for paying the actual attorney fees and costs incurred by the non-defaulting party in enforcing this Agreement or (in the case of Orion) in defending a claim released by paragraph 5.
15. Exception to Attorney Fees Obligation. The obligation to pay Orion’s attorney fees and costs does not apply to an action by Wadman regarding the validity of this Agreement under the ADEA.

16. Complete Agreement. Wadman and Orion each understands and agrees that this document contains the entire agreement between he and Orion relating to his employment and the termination of his employment, including the separation pay and other consideration set forth herein, as well as the rights and obligations set forth herein, and that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that they may not rely on any such prior agreements or discussions.
17. Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after Wadman signs it and returns it to Orion’s designated representative, Eric von Estorff. During that seven-day period Wadman may revoke his acceptance of this Agreement by delivering to von Estorff a written statement stating he wishes to revoke this Agreement.
18. Final and Binding Effect. Wadman understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.
19. Return of Property. Wadman acknowledges an obligation and agrees to return all Orion property if he has not done so already. This includes all files, working papers and notes, documents, records, including customer and client and potential customer and client business cards and information, credit cards, keys and key cards, computers, laptops, cellular telephones, Blackberry devices or similar instruments, and any other property of Orion. In addition, Wadman agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Orion or is maintained by Orion or on Orion property. Further, he acknowledges an obligation and agrees not to destroy, delete or disable any Orion property, including items, files and materials on computers and laptops.
20. Future Cooperation. Wadman agrees to cooperate with Orion in the future and to provide to Orion with answers to questions and truthful information, testimony or affidavits requested in connection with any matter that arose during his employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment Wadman may have at the time of request. Orion agrees to reimburse Wadman for his reasonable expenses incurred in providing such cooperation.
21. Representations. By signing this Agreement Wadman represents that he has read this entire document and understands all of its terms.
22. 21-Day Consideration Period. Wadman may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it. If this Agreement is not signed, dated and returned to Eric von Estorff within twenty-two (22) days, the offer of benefits described in paragraph 2 will no longer be available.

ACCEPTED:		ACCEPTED:

Orion Energy Systems, Ltd.

/s/ Bruce Wadman

Bruce Wadman		By:	/s/ Neal R. Verfuerth

Dated:	June 28, 2007	Name: Neal R. Verfuerth
Title: President and CEO
Dated: June 28, 2006

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